Exhibit T3B-59

OPERATING AGREEMENT OF

GREEN LEAF EXTRACTS, LLC

This Operating Agreement of Green Leaf Extracts, LLC (“Agreement”), is entered into as of this day of April, 2018, by and between Green Leaf Extracts, LLC, a Maryland limited liability company (the “Company”), and Green Leaf Medical, LLC, a Maryland limited liability company (the “Sole Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Exhibit A hereto.

WHEREAS, the Company is a Maryland limited liability company existing pursuant to those certain Articles of Organization dated January 18, 2018, as amended from time to time, and filed in accordance with the Act.

WHEREAS, the Sole Member owns all of the limited liability company membership interests in the Company and desires to enter into this Agreement in its entirety.

NOW, THEREFORE, for good and valuable consideration, the Company and the Sole Member, intending to be legally bound, hereby agree as follows:

Section 1. Name.

The name of the Company is Green Leaf Extracts, LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 6797 Bowmans Crossing, Frederick, Maryland 21703, or such other location as may hereafter be determined by the Sole Member.

Section 3. Registered Agent.

The name of the registered agent for service of process on the Company in the State of Maryland is Kevin I. Goldberg whose address for service is 6797 Bowmans Crossing, Frederick, Maryland 21703.

Section 4. Members.

The mailing address of the Sole Member is 6797 Bowmans Crossing, Gaithersburg, Maryland 20878. The Sole Member was admitted to the Company as a member of the Company upon the filing of the Company’s Articles of Organization.

Section 5. Articles of Organization.

The Articles of Organization of the Company filed with the Department of Assessments and Taxation of the State of Maryland on January 18, 2018 are hereby ratified and approved. The Sole Member is designated as an “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Sole Member or any Officer shall execute, deliver and file any other articles or certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Articles of Organization as provided in the Act.

Section 6. Purpose.

The purpose to be conducted or promoted by the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Maryland.

Section 7. Powers.

The Company, and the Sole Member and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 6 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 8. Management.

(a) Sole Member. The business and affairs of the Company shall be managed by or under the direction of the Sole Member.

(b) Powers. The Sole Member shall have the power to bind the Company in its capacity as the Sole Member and/or in the capacity as the Company’s “Managing Member”, and to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

Section 9. Officers.

(a) Officers. The Sole Member may from time to time appoint or remove Officers of the Company (which may include, but shall not be limited to, a President, a Secretary, a Treasurer, one or more Vice Presidents, and one or more assistant Officers) to carry out the day-to-day affairs of the Company. The Officers need not be Members. The Officers shall not make any decisions on behalf of the Company out of the ordinary course of its business, but shall make decisions solely within the scope of their authority under the general supervision and control of the Sole Member. Officers shall be entitled to receive such compensation as the Sole Member may determine. Subject to the foregoing, the Officers of the Company shall have authority to carry out their duties analogous to that of officers of business corporations organized under the State of Maryland’s Corporations and Associations laws holding comparable positions. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Sole Member. Any vacancy occurring in any office of the Company shall be filled by the Sole Member.

(b) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Sole Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 10. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer of the Company.

Section 11. Capital Contributions.

The Sole Member shall make such capital contributions to the Company as it may determine.

Section 12. Additional Contributions.

The Sole Member shall not be required to make any additional capital contribution to the Company. However, the Sole Member may make additional capital contributions to the Company at any time as determined by the Sole Member. The provisions of this Agreement, including this Section 12, are intended to benefit the Sole Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Sole Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 13. Distributions.

Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Sole Member on account of its interest in the Company if such distribution would violate §4A-906 of the Act or any other applicable law.

Section 14. Books and Records.

The Sole Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Secretary, if one is appointed, or by the Sole Member if no Secretary is appointed. The Sole Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Officers on behalf of the Company, shall not have the right to keep confidential from the Sole Member any information that the Officers would otherwise be permitted to keep confidential from the Sole Member pursuant to §4A-406 of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Sole Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Sole Member.

Section 15. Assignments; Withdrawal.

(a) The Sole Member may assign in whole or in part its limited liability company membership interest in the Company. If the Sole Member transfers all of its limited liability company membership interest in the Company pursuant to this Section 15, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Sole Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

(b) Immediately upon the withdrawal of the Sole Member, the Sole Member’s successor shall thereupon become a member and the Company shall be continued. Without limiting the generality of the foregoing, immediately upon the death of the Sole Member, the estate of the deceased Sole Member (the “Estate”) shall automatically become a substitute member in place of the deceased Sole Member without the need for any further action or writing. Immediately upon the subsequent distribution of the deceased Sole Member’s limited liability company membership interest in the Company by the Estate to the heirs and/or beneficiaries of the deceased Sole Member, the distributees shall automatically become substitute members in place of the Estate, without the need for any further action or writing; provided that if there is more than one heir and/or beneficiary, such heirs and beneficiaries shall execute an amended and restated operating agreement as soon as reasonably practicable.

Section 16. Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Sole Member.

Section 17. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the occurrence of any event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under §4A-903 of the Act. Upon the occurrence of any event that causes the Sole Member to cease to be a Member of the Company (other than (i) upon an assignment by the Sole Member of all of its limited liability company membership interest in the Company and the admission of the transferee pursuant to Section 15, (ii) the admission of one or more substitute members pursuant to Section 15(b), or (iii) the admission of an additional member of the Company pursuant to Section 16), to the fullest extent permitted by law, the successor of the Sole Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of the Sole Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or successor or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the Sole Member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Sole Member shall not cause the Sole Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Sole Member in the manner provided for in this Agreement, and (ii) the Articles of Organization shall have been canceled in the manner required by the Act.

Section 18. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Sole Member hereby irrevocably waives any right or power that the Sole Member might have to cause the Company or any of its assets to be partitioned. The Sole Member shall not have any interest in any specific assets of the Company, and the Sole Member shall not have the status of a creditor with respect to any distribution pursuant to Section 13 hereof. The interest of the Sole Member in the Company is personal property.

Section 19. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Sole Member, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

Section 20. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 21. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 22. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Sole Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Sole Member, and is enforceable against the Sole Member in accordance with its terms.

Section 23. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Maryland (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 24. Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Sole Member.

Section 25. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Sole Member, to the Sole Member at its addresses as listed in Section 4 and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 27. Effectiveness.

This Agreement shall be effective as of the date of execution as set forth above.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

COMPANY:

GREEN LEAF EXTRACTS, LLC

By: GREEN LEAF MEDICAL, LLC, the
Sole Member

By:	/s/ Phil Goldberg
Phil Goldberg, Managing Member

SOLE MEMBER:

GREEN LEAF MEDICAL, LLC

By:	/s/ Phil Goldberg
Name:	Phil Goldberg
Title:	CEO

[Signature Page to Operating Agreement of Green Leaf Extracts, LLC]

EXHIBIT A

Definitions

A. Definitions.

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” means the Maryland Limited Liability Company Act, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Operating Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Department of Assessments and Taxation of the State of Maryland on January 18, 2018, as amended or amended and restated from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“Company” means Green Leaf Extracts, LLC, a Maryland limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Member” means the Sole Member, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Officer” means an officer of the Company described in Section 9.

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“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B. Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause or Exhibit references not attributed to a particular document shall be references to such parts of this Agreement.

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